Exhibit 3.2

AMENDED AND RESTATED BYLAWS OF

APPLIED MATERIALS, INC.

(a Delaware corporation)

(Amended and Restated on December 8, 2023)

TABLE OF CONTENTS

ARTICLE I OFFICES	1

1.1 Registered Office	1
1.2 Other Offices	1

ARTICLE II STOCKHOLDERS	1

2.1 Place of Meetings	1
2.2 Annual Meeting	1
2.3 Special Meeting	1
2.4 Notice of Stockholders’ Meetings	4
2.5 Advance Notice of Stockholder Nominees and Other Business	5
2.6 Manner of Giving Notice; Affidavit of Notice	10
2.7 Quorum; Voting	10
2.8 Adjourned Meeting; Notice	11
2.9 Conduct of Business	11
2.10 Voting	11
2.11 Waiver of Notice	11
2.12 Record Date for Stockholder Notice	12
2.13 Proxies	12
2.14 Inspectors of Election	13
2.15 Proxy Access	13

ARTICLE III DIRECTORS	19

3.1 Powers	19
3.2 Number of Directors	19
3.3 Election, Qualification and Term of Office of Directors	19
3.4 Resignation and Vacancies	20
3.5 Place of Meetings; Meetings by Telephone	21
3.6 Regular Meetings	21
3.7 Special Meetings; Notice	21
3.8 Quorum	21
3.9 Waiver of Notice	21
3.10 Board Action by Written Consent Without a Meeting	22
3.11 Fees and Compensation of Directors	22

3.12 Approval of Loans to Officers	22
3.13 Removal of Directors	22
3.14 Chair of the Board of Directors	22

ARTICLE IV COMMITTEES	23

4.1 Committees of Directors	23
4.2 Committee Minutes	23
4.3 Meetings and Action of Committees	23
4.4 Subcommittees	23

ARTICLE V EMERGENCY BYLAWS	23

5.1 Emergency Bylaws	23

ARTICLE VI OFFICERS	23

6.1 Officers	23
6.2 Election of Officers	24
6.3 Appointed Officers	24
6.4 Removal and Resignation of Officers	24
6.5 Vacancies in Offices	24
6.6 Chair of the Board	24
6.7 President	24
6.8 Senior Vice Presidents and Vice Presidents	24
6.9 Secretary	25
6.10 Chief Financial Officer	25
6.11 Representation of Shares and Securities of Other Entities	25
6.12 Authority and Duties of Officers	25

ARTICLE VII RECORDS AND REPORTS	26

7.1 Maintenance and Inspection of Records	26
7.2 Inspection by Directors	26

ARTICLE VIII GENERAL MATTERS	26

8.1 Execution of Corporate Contracts and Instruments	26
8.2 Stock Certificates; Partly Paid Shares	27
8.3 Special Designation on Certificates	27
8.4 Lost Certificates	27
8.5 Construction; Definitions	28
8.6 Dividends	28

8.7 Fiscal Year	28
8.8 Seal	28
8.9 Registered Stockholders	28
8.10 Time Periods	28
8.11 Forum	28

ARTICLE IX AMENDMENTS	29

9.1 Amendments	29

AMENDED AND RESTATED BYLAWS OF

APPLIED MATERIALS, INC.

ARTICLE I

OFFICES

1.1 Registered Office. The registered office of the corporation in the State of Delaware shall be fixed in the corporation’s certificate of incorporation.

1.2 Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

STOCKHOLDERS

2.1 Place of Meetings. Meetings of stockholders shall be held at such place, either within or without the State of Delaware, as may be designated by the board of directors, the chair of the board or the president. In the absence of any such designation, stockholders’ meetings shall be held at the corporation’s principal executive offices. The board of directors may, in its sole discretion, determine that any stockholders’ meeting shall not be held at any place, but may instead be held solely by means of remote communication, as provided by the General Corporation Law of Delaware, subject to such guidelines and procedures as the board of directors may adopt.

2.2 Annual Meeting. The annual meeting of stockholders shall be held on a date and at a time designated by the board of directors. At the meeting, directors shall be elected and any other business as may be properly brought before the meeting may be transacted. The meeting may be adjourned from time to time and place to place until its business is completed. Any previously scheduled annual meeting of stockholders may be cancelled, postponed or rescheduled by resolution of the board of directors at any time, before or after the notice for such meeting has been sent to the stockholders.

2.3 Special Meeting.

(A) Special meetings of stockholders may be called at any time by (i) the board of directors, (ii) the chair of the board, (iii) the president of the corporation or (iv) the secretary of the corporation upon the delivery by certified mail to the corporation’s principal executive offices of a written request signed by one (1) or more stockholders of record of the corporation (“Record Stockholders”) at the time such request is delivered of at least ten percent (10%) of the outstanding shares of common stock of the corporation, which shares are determined to be “Owned” by such Record Stockholders as defined in the following sentence (the “Requisite Percentage”). For purposes of these bylaws, a stockholder shall be deemed to “Own” only those outstanding shares of common stock of the corporation as to which the stockholder possesses (i) the full voting and investment rights pertaining to the shares; (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; and (iii) the sole power to dispose of or direct the disposition of such shares; provided, that the number of shares calculated in accordance with clauses (i), (ii) and (iii) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale; (y) borrowed by such stockholder or any of its affiliates for any purpose or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of common stock of the corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate. For purposes of these bylaws, a stockholder “Owns” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of the common stock of the corporation are “Owned” for these purposes shall be determined by the board of directors in its sole and absolute discretion, which determination shall be conclusive and binding on the corporation and its stockholders. For purposes of these bylaws, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended and inclusive of rules and regulations thereunder (the “Exchange Act”).

(B) Request Requirements. Any request or requests for a special meeting (a “Stockholder Requested Special Meeting”) pursuant to Section 2.3(A)(iv) above (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”), (1) must be delivered by one (1) or more Record Stockholders of at least the Requisite Percentage of the outstanding shares of common stock of the corporation (which shares must be Owned by such Record Stockholder(s)) that shall not revoke such request, and that shall continue to Own not less than the Requisite Percentage of the outstanding shares of common stock of the corporation through the date of the Stockholder Requested Special Meeting; (2) must provide a statement of the specific purpose or purposes of the Stockholder Requested Special Meeting, the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting, the reasons for conducting such business at the Stockholder Requested Special Meeting and any material interest in such business of each requesting stockholder and any affiliates thereof; (3) must contain (a) such information and representations required by Section 2.5 of these bylaws as though each requesting stockholder is intending to nominate a candidate for director or propose other business to be brought before an annual meeting of stockholders, as applicable, and (b) the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend the corporation’s bylaws, the language of the proposed amendment; (4) must contain (x) an agreement by each requesting stockholder to notify the corporation promptly in the event of any disposition following the date of the Special Meeting Request of shares of the corporation owned by the requesting stockholders (including, without limitation, any Owned shares) and (y) an acknowledgement that any such disposition prior to the date of the Stockholder Requested Special Meeting shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied; and (5) must provide documentary evidence to the secretary of the corporation that the requesting stockholders own of record in the aggregate not less than the Requisite Percentage of the outstanding shares of common stock of the corporation as of the date of the Special Meeting Request, and that such shares are “Owned” shares; provided, however, that if the Record Stockholders making the Special Meeting Request are not the beneficial owners of the shares representing at least the Requisite Percentage of the outstanding shares of common stock of the corporation, then to be valid, the Special

Meeting Request must also include documentary evidence that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own at least the Requisite Percentage of the outstanding shares of common stock of the corporation as of the date on which the Special Meeting Request is delivered to the secretary and that such shares are “Owned” shares.

The corporation may require the Record Stockholders submitting the Special Meeting Request to furnish any such other information as may be requested by the corporation, which shall be provided promptly and in any event within five (5) business days after it has been requested. In determining whether a Stockholder Requested Special Meeting has been properly requested by Record Stockholders holding in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the Stockholder Requested Special Meeting and substantially the same matters proposed to be acted on at such meeting (in each case, as determined in good faith by the board of directors), and (ii) such Special Meeting Requests have been delivered to the secretary within sixty (60) days of the earliest dated Special Meeting Request.

Any requesting stockholder may revoke his, her or its Special Meeting Request at any time prior to the date of the Stockholder Requested Special Meeting by written revocation to the secretary of the corporation delivered by certified mail to the corporation’s principal executive offices. If, following such revocation (or deemed revocation pursuant to clause (4) of this Section 2.3(B)), there are unrevoked requests from requesting stockholders holding in the aggregate less than the Requisite Percentage, the board of directors of the corporation, in its discretion, may cancel the Stockholder Requested Special Meeting. If none of the Record Stockholders who submitted a Special Meeting Request for a Stockholder Requested Special Meeting appears or sends a qualified representative to present the business proposed to be conducted at the Stockholder Requested Special Meeting, the corporation need not present such business for a vote at such Stockholder Requested Special Meeting, notwithstanding that proxies in respect of such matter may have been received by the corporation.

(C) Calling of a Stockholder Requested Special Meeting. The secretary of the corporation shall not be required to call a Stockholder Requested Special Meeting pursuant to this Section 2.3 if, in the good faith determination of the board of directors, (1) the Special Meeting Request does not comply with these bylaws (including, but not limited to, this Section 2.3); (2) the action relates to an item of business that is not a proper subject for stockholder action under applicable law; (3) the Special Meeting Request is received by the secretary of the corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the final adjournment of the next annual meeting of stockholders; (4) an identical or substantially similar item of business, as determined in good faith by the board of directors of the corporation in its sole and absolute discretion, which determination shall be conclusive and binding on the corporation and its stockholders, (a “Similar Item”), was presented at a meeting of stockholders held not more than ninety (90) days before the Special Meeting Request is received by the secretary of the corporation; (5) a Similar Item is included in the corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held within ninety (90) days after the Special Meeting Request is received by the secretary of the corporation; or (6) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law. For purposes of this Section 2.3(C), the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the board of directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

(D) Except as provided in the next sentence, any special meeting shall be held at such date, time and place, if any, within or without the State of Delaware, as may be fixed by the board of directors in accordance with these bylaws and the General Corporation Law of Delaware. In the case of a Stockholder Requested Special Meeting, following delivery of a Special Meeting Request made in accordance with these bylaws, the board of directors shall, by the later of (x) twenty (20) days after delivery of a Special Meeting Request and (y) five days after delivery of any information required by the corporation to determine the validity of the Special Meeting Request or the purpose to which the Special Meeting Request relates, determine the validity of the Special Meeting Request, and, if appropriate, adopt a resolution fixing the record date for such Stockholder Requested Special Meeting. Special meetings of stockholders called pursuant to this Section 2.3 shall be held at such place, if any, on such date, and at such time as the board of directors shall fix; provided, however, that the Stockholder Requested Special Meeting shall not be held more than ninety (90) days after receipt by the corporation of a valid Special Meeting Request. In fixing a date and time for any Stockholder Requested Special Meeting, the board of directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the board of directors to call an annual meeting or a special meeting. Each requesting stockholder is required to update the notice delivered pursuant to Section 2.3(B) not later than ten (10) days after such record date to provide any material changes in the foregoing information as of such record date and, with respect to the information required under Section 2.3(B)(5), also as of a date not more than seven (7) days nor less than three (3) days before the scheduled date of the Stockholder Requested Special Meeting as to which the Special Meeting Request relates.

(E) To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the board of directors or (ii) otherwise properly brought before the meeting by or at the direction of the board of directors. Business transacted at any Stockholder Requested Special Meeting shall be limited to (x) the purpose(s) stated in the valid Special Meeting Request(s) received from the Requisite Percentage of Record Stockholders and (y) any additional matters the board of directors determines to submit to a vote of the stockholders at such Stockholder Requested Special Meeting. Except as otherwise provided by law, the certificate of incorporation or these bylaws, the chair of the Stockholder Requested Special Meeting shall have the power and authority to determine whether any business proposed to be brought before the Stockholder Requested Special Meeting was proposed in accordance with the foregoing procedures. If the chair of the Stockholder Requested Special Meeting determines that business was not properly brought before the special meeting in accordance with the foregoing procedures, the chair shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted. No business shall be conducted at a special meeting of stockholders except in accordance with this Section 2.3(E) or as required by applicable law.

2.4 Notice of Stockholders’ Meetings. All notices of meetings with stockholders shall be given by any lawful means (including without limitation by a form of electronic transmission in the manner provided in the General Corporation Law of Delaware) or in accordance with Section 2.6 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting. The notice shall specify the place, if any, date, and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The notice shall set forth any other information required by the General Corporation Law of Delaware.

2.5 Advance Notice of Stockholder Nominees and Other Business. No person shall be eligible for election as a director of the corporation and no business shall be conducted at a meeting of stockholders unless such person is nominated, and such business is brought before the meeting, in accordance with (i) the procedures set forth in this Section 2.5, in accordance with Article Seventh of the certificate of incorporation or, in the case of nominations by an Eligible Stockholder (as defined in Section 2.15) of persons for election to the board of directors, in accordance with Section 2.15 of these bylaws and (ii) the requirements of Rule 14a-19 under the Exchange Act, to the extent applicable.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the board of directors and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only (a) as specified in the corporation’s notice of meeting (or supplement thereto), (b) by or at the direction of the board of directors or (c) by any Record Stockholder who, at the time of giving of the corporation’s notice of meeting, is entitled to vote at the meeting and complies with the notice procedures set forth in Section 2.5(A)(2) below and the requirements of Rule 14a-19 under the Exchange Act, to the extent applicable; clause (c) of this sentence is the exclusive means for a stockholder to make nominations or submit other business (other than nominations made in accordance with Section 2.15 of these bylaws or matters properly brought under Rule 14a-8 under the Exchange Act, and included in the corporation’s notice of meeting) before an annual meeting of stockholders. The number of nominees a stockholder may nominate for election at an annual meeting of stockholders shall not exceed the number of directors to be elected at such annual meeting.

(2) For nominations of persons for election to the board of directors or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (c) of Section 2.5(A)(1), the Record Stockholder must give timely notice thereof in writing to the secretary (even if such matter is already the subject of any notice to the stockholders or a public announcement from the board of directors), and such other business must otherwise be a proper matter for stockholder action. To be timely, a Record Stockholder’s notice must be delivered to the secretary at the principal executive offices of the corporation no earlier than the one hundred fifth (105th) day, nor later than the close of business on the seventy-fifth (75th) day, prior to the first (1st) anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of any annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, notice by the stockholder, to be timely, must be so delivered no earlier than the one hundred fifth (105th) day prior to the date of such annual meeting and not later than the close of business on the later of (a) the seventy-fifth (75th) day prior to the date of such annual meeting or, (b) if the first public announcement of the date of such annual meeting is less than eighty-five (85) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above.

Such Record Stockholder’s notice shall set forth:

(x) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such nominee; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of capital stock of the corporation that are owned of record and beneficially by each such nominee (if any); (iv) all information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with a solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (even if an election contest is not involved), or that is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (v) such nominated person’s written consent to being named in any proxy statement as a nominee and such nominated person’s representation that they intend to serve the full term if elected; and (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships between or among such Record Stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and their respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the Record Stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such item and the nominee were a director or executive officer of such registrant;

(y) as to any other business (excluding the nomination of a person for election or reelection as a director) that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend the corporation’s bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Record Stockholder, beneficial owner, if any, on whose behalf the proposal is made and each other Participant (as defined below) to the proposal (as well as (i) such other information concerning such business and such Record Stockholder, beneficial owner and Participant as would be required by the appropriate Rules and Regulations of the SEC to be included in a proxy statement or other filings in connection with soliciting proxies for the proposal and (ii) a description of all agreements, arrangements and understandings between such Record Stockholder, beneficial owner, Participant, and any other person or persons (including their names) in connection with the proposal); and

(z) as to each of (1) the Record Stockholder giving the notice, (2) the beneficial owner, if any, on whose behalf the nomination or proposal is made and (3) each other Participant to the proposed nomination or proposal, (i) the name and address of such Record Stockholder, as they appear on the corporation’s books, and of each such beneficial owner and Participant, (ii)(A) the class or series and the number of shares of capital stock that are, directly or indirectly, owned beneficially and of record by such Record Stockholder, beneficial owner or Participant, (B) a description of any agreement, arrangement or understanding with respect to such nomination between or among such Record Stockholder, beneficial owner or Participant and any of their respective affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (C) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of capital stock of the corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such Record Stockholder, beneficial owner or Participant, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock of the corporation, (D) any hedging or swap arrangement, borrowed or loaned shares, or short interest in any security of the corporation of such Record Stockholder, beneficial owner or Participant (for purposes of this Section 2.5, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the corporation owned beneficially by such Record Stockholder, beneficial owner or Participant that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of capital stock of the corporation or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such Record Stockholder, beneficial owner or Participant is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset based fee) that such Record Stockholder, beneficial owner or Participant is entitled to based on any increase or decrease in the value of shares of capital stock of the corporation or Derivative Instrument, if any, as of the date of such notice, in each of the foregoing (A) through (G) including without limitation any such interests held by members of such Record Stockholder’s, beneficial owner’s or Participant’s immediate family sharing the same household; provided, that all of the information required in this clause (ii) shall be supplemented by such Record Stockholder, beneficial owner or Participant not later than ten (10) days after the record date for the meeting to disclose such ownership as of such record date, and also as of a date not more than seven (7) days nor less than three (3) days before the scheduled date of the annual meeting, (iii) a representation that the Record Stockholder is a holder of record of shares of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that each such Record Stockholder, beneficial owner or Participant intends to meet the requirements of Rule 14a-19 under the Exchange Act (including for the avoidance of doubt Rule 14a-19(a)(3), which provides that “No person may solicit proxies in support of director nominees other than the registrant’s nominees unless such person:.... Solicits the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors and includes a statement to that effect in the proxy statement or form of proxy,”), and (v) an executed written questionnaire with respect to each such Record Stockholder, beneficial owner and Participant (which form of questionnaire shall be provided by the secretary upon written request). For purposes of these bylaws, the terms “beneficial owner” and “beneficially owned” have the meanings set forth in Section 13(d) of the Exchange Act. For purposes of these bylaws, the term “Participant” means (a) any person that is, or is reasonably likely to become, a participant (as defined in Schedule 14A pursuant to Section 14(a) of the Exchange Act) in a proxy solicitation to approve the election of directors or any other business and (b) any person acting in concert with the Record Stockholder, beneficial owner or any other Participant in connection with the proposed nomination or proposal of other business at a meeting of the stockholders.

Within the time period prescribed for delivery of notice under this Section 2.5, to be eligible to be a nominee of a Record Stockholder for election or reelection as a director of the corporation, a proposed nominee must deliver to the secretary of the corporation a written representation and agreement that the proposed nominee (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”); (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a proposed nominee or director that has not been disclosed to the corporation; and (C) if elected, will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines and any other policies and guidelines of the corporation applicable to directors, as well as any applicable law, rule or regulation or listing requirement.

At the request of the corporation, the proposed nominee must promptly, but in any event within five (5) business days of such request, submit all completed and signed questionnaires required of the corporation’s directors and officers. The corporation may request such additional information as necessary to permit the board of directors to determine if each proposed nominee is independent under the listing standards of the principal U.S. exchange upon which the corporation’s common stock is listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors (the “Applicable Independence Standards”) or any additional information that is necessary or requested by the board of directors or the Corporate Governance and Nominating Committee in the ordinary course to evaluate and approve director nominees to be recommended to the board of directors for election by stockholders. If the board of directors determines that the proposed nominee is not independent under the Applicable Independence Standards, the proposed nominee will not be eligible for election to the board of directors.

(3) In the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by the corporation naming all of the corporation’s nominees for director or specifying the size of the increased board of directors at least eighty-five (85) days prior to the first (1st) anniversary of the preceding year’s annual meeting, a Record Stockholder’s notice pursuant to this Section 2.5 will also be considered timely, but only with respect to nominees for any new seats on the board of directors created by such increase if it is delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(B) Special Meetings of Stockholders.

No business other than that stated in the corporation’s notice of a special meeting of stockholders shall be transacted at such special meeting. If the business stated in the corporation’s notice of a special meeting of stockholders includes electing one (1) or more directors to the board of directors, nominations of persons for election to the board of directors at such special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the board of directors has determined that directors shall be elected at such meeting, by any Record Stockholder at the time of giving of the corporation’s notice of meeting, who is entitled to vote at the meeting and upon such election and who gives timely notice thereof in writing to the secretary in accordance with this Section 2.5 and complies with the requirements of Rule 14a-19 under the Exchange Act, to the extent applicable; clause (2) of this sentence is the exclusive means for a stockholder to make nominations before a special meeting of stockholders. The number of nominees a stockholder may nominate for election at a special meeting of stockholders shall not exceed the number of directors to be elected at such special meeting. To be timely, a Record Stockholder’s notice shall be delivered to the secretary at the principal executive offices of the corporation no earlier than the one hundred fifth (105th) day prior to such special meeting and not later than the close of business on the later of (a) the seventy-fifth (75th) day prior to such special meeting or, (b) if the first public announcement of the date of such special meeting is less than eighty-five (85) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. Such Record Stockholder’s notice shall set forth the information called for by Section 2.5(A)(2) above. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(C) General.

(1) The chair of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.5 and, if any proposed nomination or business was not made or proposed in compliance with this Section 2.5, to declare that such non-compliant proposal or nomination be disregarded. Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if a Record Stockholder (or qualified representative) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or business proposed by such Record Stockholder pursuant to this Section 2.5, such nomination shall be disregarded and such proposed business shall not be transacted, even though proxies in respect of such vote may have been received by the corporation. In order to be considered a qualified representative of the Record Stockholder, a person must be a duly authorized officer, manager or partner of such Record Stockholder or must be authorized by a writing executed by such Record Stockholder or an electronic transmission permitted by law (including Rule 14a-19 promulgated under the Exchange Act) delivered by such Record Stockholder to act for such Record Stockholder as proxy at the meeting of stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders for inspection by the secretary of the meeting.

(2) For purposes of this Section 2.5, “public announcement” means disclosure in a press release reported by a national news service or in any periodic or current report of the corporation filed with or furnished to the SEC.

(3) Any references in this Section 2.5 to the Exchange Act or the Rules and Regulations of the SEC are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.5(A)(2) or Section 2.5(B). Nothing in these bylaws shall be deemed to affect any rights of a stockholder to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(4) All notices required to be given by a stockholder pursuant to this Section 2.5 must be in writing and delivered to the secretary of the corporation at the principal executive offices of the corporation in person or by first class United States mail postage prepaid or by reputable overnight delivery service within the time limits specified in this Section 2.5. Any other form of communication, including without limitation facsimile transmission and email, shall not satisfy the notice requirements of this Section 2.5 applicable to stockholders.

(5) A Record Stockholder who has delivered a notice of nomination pursuant to this Section 2.5 and Rule 14a-19(b) under the Exchange Act shall (a) promptly certify to the secretary of the corporation in writing that such Record Stockholder has met the requirements of Rule 14a-19(a) (including for the avoidance of doubt Rule 14a-19(a)(3), which provides that “No person may solicit proxies in support of director nominees other than the registrant’s nominees unless such person:.... Solicits the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors and includes a statement to that effect in the proxy statement or form of proxy,”) and, (b) upon request of the corporation, deliver to the corporation reasonable evidence of such compliance not later than five (5) business days prior to the date of the applicable meeting of stockholders.

(6) The corporation shall have the power and authority to determine whether a nomination was made in accordance with the procedures set forth in this Section 2.5 or that the solicitation in support of the nominees other than the corporation’s nominees was not conducted in compliance with Rule 14a-19 under the Exchange Act. If the corporation determines that a nomination was not made in accordance with the procedures set forth in this Section 2.5 or that the solicitation in support of such nominees was not conducted in compliance with Rule 14a-19 under the Exchange Act, then the corporation shall declare that such nomination was invalid and such invalid nomination (and any ballots cast for the nominee in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question)) shall be disregarded, and such nominee shall be ineligible for election at such meeting.

2.6 Manner of Giving Notice; Affidavit of Notice. Written notice of any meeting of stockholders is given (i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation and (ii) if by a form of electronic transmission in the manner provided in the General Corporation Law of Delaware, as provided by the General Corporation Law of Delaware. An affidavit of the secretary, an assistant secretary or the transfer agent of the corporation that the notice has been given (including without limitation by a form of electronic transmission in the manner provided in the General Corporation Law of Delaware) shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.7 Quorum; Voting. The holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by the General Corporation Law of Delaware or by the certificate of incorporation. Except as otherwise provided by the General Corporation Law of Delaware, the certificate of incorporation, these bylaws or the rules of any stock exchange on which the corporation’s securities are traded, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chair of the meeting or (ii) the holders of a majority of the voting power of the stock entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting (except as otherwise provided by Section 2.8 of these bylaws or the General Corporation Law of Delaware), until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8 Adjourned Meeting; Notice. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the General Corporation Law of Delaware. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.9 Conduct of Business. The board of directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. The chair of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate or convenient for the proper conduct of the meeting, except to the extent inconsistent with such rules and regulations as adopted by the board of directors. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chair of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures relating to maintaining order at the meeting, the efficient conduct of the business of the meeting, the manner of voting at the meeting, and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Record Stockholders of the corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and except to the extent determined by the board of directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chair of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting. The chair of the meeting shall have the power to adjourn the meeting of stockholders to another place, if any, date or time, whether or not a quorum is present.

2.10 Voting. Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder. Voting may be by voice or by written ballot as the presiding officer of the meeting of the stockholders shall determine. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, and shall state the number of shares voted. If authorized by the board of directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission in the manner permitted by the General Corporation Law of Delaware.

2.11 Waiver of Notice. Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

2.12 Record Date for Stockholder Notice. In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If the board of directors so fixes a record date for stockholders entitled to notice of a meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If the board of directors does not so fix a record date:

(i) The record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting.

2.13 Proxies. Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the General Corporation Law of Delaware; provided, however, that such authorization shall set forth, or be delivered with information enabling the corporation to determine, the identity of the stockholder granting such authorization. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any stockholder directly or indirectly soliciting proxies from any other stockholder must use a proxy card color other than white, which shall be reserved for the exclusive use by the board of directors.

2.14 Inspectors of Election. The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors, which inspector or inspectors may include individuals who serve the corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One (1) or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before discharging their duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of their ability. The inspectors shall have the duties prescribed by law.

2.15 Proxy Access.

(A) Inclusion of Nominee in Proxy Statement. Whenever the board of directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 2.15, the corporation shall include in its proxy materials for such annual meeting the name, together with the Required Information (as defined below), of any person nominated for election (a “Stockholder Nominee”) to the board of directors by a stockholder, or by a group of no more than twenty (20) stockholders, that has satisfied (individually and collectively, in the case of a group), as determined by the board of directors or its designee, all applicable conditions and has complied with all applicable procedures set forth in this Section 2.15 (an “Eligible Stockholder”), and that expressly elects at the time of providing the notice required by this Section 2.15 (the “Nomination Notice”) to have its nominee included in the corporation’s proxy materials for such annual meeting pursuant to this Section 2.15.

(B) Required Information. For purposes of this Section 2.15, the “Required Information” that the corporation will include in its proxy statement is (i) the information concerning the Stockholder Nominee and each Eligible Stockholder that is required to be disclosed in the corporation’s proxy statement by the Rules and Regulations of the SEC promulgated under the Exchange Act; (ii) if the Eligible Stockholder so elects, a Statement (as defined below); and (iii) any other information that the corporation or the board of directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee.

(C) Delivery of Nomination Notice. To be timely, an Eligible Stockholder’s Nomination Notice must be delivered to, or mailed and received by, the secretary of the corporation at the principal executive offices of the corporation no earlier than the one hundred fiftieth (150th) day, and not later than the close of business on the one hundred twentieth (120th) day, prior to the first (1st) anniversary of the release date of the corporation’s proxy materials for its most recent annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than thirty (30) days before or more than thirty (30) days after the first (1st) anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the Nomination Notice must be so received not later than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Nomination Notice as described above.

(D) Maximum Number of Stockholder Nominees.

(1) The maximum number of Stockholder Nominees appearing in the corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two (2) or (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Nomination Notice may be delivered pursuant to this Section 2.15, or if such amount is not a whole number, the closest whole number below twenty percent (20%); provided, however, that this number shall be reduced by (a) any Stockholder Nominee whose name was submitted by an Eligible Stockholder for inclusion in the corporation’s proxy materials pursuant to this Section 2.15 but either is subsequently withdrawn or that the board of directors decides to nominate for election as a director, and (b) the number of incumbent directors who were Stockholder Nominees at any of the preceding two (2) annual meetings and whose election or reelection at the upcoming annual meeting is being recommended by the board of directors. In the event that one (1) or more vacancies for any reason occurs on the board of directors after the deadline set forth in Section 2.15(C) above but before the date of the annual meeting and the board of directors resolves to reduce the size of the board in connection therewith, the maximum number shall be calculated based on the number of directors in office as so reduced.

(2) Any Eligible Stockholder submitting more than one (1) Stockholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 2.15 shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees be selected for inclusion in the corporation’s proxy materials. If the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.15 exceeds the maximum number of nominees provided for pursuant to Section 2.15(D)(1) above, then the highest ranking Stockholder Nominee who meets the requirements of this Section 2.15 from each Eligible Stockholder will be selected for inclusion in the corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of shares of common stock of the corporation each Eligible Stockholder disclosed as Owned in its respective Nomination Notice submitted to the corporation pursuant to this Section 2.15. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.15 from each Eligible Stockholder has been selected, then this process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the maximum number is reached. Notwithstanding anything to the contrary contained in this Section 2.15, if the corporation receives notice pursuant to Section 2.5 that any stockholder intends to nominate any nominee for election to the board of directors at such meeting, no Stockholder Nominees will be included in the corporation’s proxy materials with respect to such meeting pursuant to this Section 2.15. If, after the deadline for submitting a Nomination Notice, an Eligible Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes unwilling to serve on the board of directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Stockholder Nominee or any successor or replacement nominee proposed by the Eligible Stockholder or by any other Eligible Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(E) Ownership. An Eligible Stockholder’s Ownership of shares shall be determined in accordance with Section 2.3(A). A person’s Ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided, that the person has the power to recall such loaned shares on five (5) business days’ notice and provides a representation that it (A) will promptly recall such loaned shares upon being notified that any of its Stockholder Nominees will be included in the corporation’s proxy materials and (B) will continue to hold such recalled shares through the date of the annual meeting; or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person.

(F) Eligible Stockholder. In order to make a nomination pursuant to this Section 2.15, an Eligible Stockholder must have Owned (as defined above) continuously for at least three (3) years that number of shares of common stock of the corporation as shall constitute three percent (3%) or more of the outstanding common stock of the corporation (the “Required Shares”) as of (i) the date on which the Nomination Notice is delivered to, or mailed to and received by, the secretary of the corporation in accordance with this Section 2.15; (ii) the record date for determining stockholders entitled to vote at the annual meeting and (iii) the date of the annual meeting. For this purpose, two (2) or more funds or trusts that are (x) under common management and investment control, (y) under common management and funded primarily by the same employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (each, a “Qualifying Fund”), shall be treated as one (1) stockholder or beneficial owner.

No person may be a member of more than one (1) group of persons constituting an Eligible Stockholder under this Section 2.15. For the avoidance of doubt, if a group of stockholders aggregates Ownership of shares in order to meet the requirements under this Section 2.15, any and all requirements and obligations for an individual Eligible Stockholder set forth in this Section 2.15, including the minimum holding period, shall apply to each member of the group (i.e., all shares held by each stockholder constituting their contribution to the foregoing three percent (3%) threshold must have been held by such stockholder continuously for at least three (3) years and through the date of annual meeting) and evidence of such continuous Ownership shall be provided as specified in Section 2.15(G) below.

(G) Information to be Provided by Eligible Stockholder. Within the time period specified in this Section 2.15 for providing the Nomination Notice, an Eligible Stockholder (including each group member) must provide the following information in writing to the secretary of the corporation at the principal executive offices of the corporation:

(1) one (1) or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three (3)-year holding period) specifying the number of shares of common stock of the corporation that the Eligible Stockholder Owns, and has continuously Owned for three (3) years preceding the date of the Nomination Notice, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous Ownership of the Required Shares through the record date; provided, that statements filed with Schedule 14N will be deemed to fulfill this requirement;

(2) the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and such Stockholder Nominee’s representation that they intend to serve the full term if elected;

(3) the information and representations that would be required with respect to the nomination of directors pursuant to Section 2.5 of these bylaws;

(4) a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act, as such rule may be amended;

(5) the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of Schedule 14N;

(6) a representation and warranty (a) that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 2.15) (i) did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation; (ii) has not nominated and will not nominate for election to the board of directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.15; (iii) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the board of directors; (iv) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the corporation; and (v) will provide facts, statements and other information in all communications with the corporation and its stockholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 2.15; (b) as to whether or not the Eligible Stockholder (including each member of any group of stockholder that together is an Eligible Stockholder under this Section 2.15) intends to maintain qualifying Ownership of the Required Shares for at least one (1) year following the annual meeting; and (c) that the Stockholder Nominee’s candidacy or, if elected, membership on the board of directors would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded;

(7) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one (1) group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination; and

(8) an undertaking that the Eligible Stockholder agrees to (a) Own the Required Shares through the date of the annual meeting of stockholders; (b) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the corporation or out of the information that the Eligible Stockholder provided to the corporation; (c) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee pursuant to this Section 2.15; (d) comply with all other laws and regulations applicable to the nomination and any solicitation in connection with the annual meeting of stockholders; and (e) with respect to any shares held or controlled by the Eligible Stockholder, to the extent that cumulative voting would otherwise be permitted, agrees not to cumulate votes in favor of the election of any Stockholder Nominee(s) nominated by such Eligible Stockholder.

In addition, no later than the final date on which a Nomination Notice may be submitted under this Section 2.15, a Qualifying Fund whose share Ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that it meets the requirements of a Qualifying Fund set forth in Section 2.15(F) above.

(H) Statement. The Eligible Stockholder may provide to the secretary of the corporation, at the time the information required by this Section 2.15 is provided, a written statement for inclusion in the corporation’s proxy statement for the annual meeting of stockholders, not to exceed five hundred (500) words, in support of the Stockholder Nominee’s candidacy (the “Statement”); provided, that such Statement shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9. Notwithstanding anything to the contrary contained in this Section 2.15, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.15 shall limit the corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominees.

(I) Representations and Agreement of the Stockholder Nominee. Within the time period specified in this Section 2.15 for delivering the Nomination Notice, a Stockholder Nominee must deliver to the secretary of the corporation a written representation and agreement that the Stockholder Nominee (i) is not and will not become a party to any Voting Commitment, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Stockholder Nominee or director that has not been disclosed to the corporation, and (iii) if elected, will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other policies and guidelines of the corporation applicable to directors, as well as any applicable law, rule or regulation or listing requirement. At the request of the corporation, the Stockholder Nominee must promptly, but in any event within five (5) business days of such request, submit all completed and signed questionnaires required of the corporation’s directors and officers. The corporation may request such additional information as necessary to permit the board of directors to determine if each Stockholder Nominee is independent under the Applicable Independence Standards. If the board of directors determines that the Stockholder Nominee is not independent under the Applicable Independence Standards, the Stockholder Nominee will not be eligible for inclusion in the corporation’s proxy materials.

(J) True, Correct and Complete Information. In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the corporation’s right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 2.15.

(K) Limitation on Stockholder Nominees. Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at such annual meeting of stockholders, or (ii) does not receive at least twenty percent (20%) of the votes cast “for” the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 2.15 for the next two (2) annual meetings of stockholders. Any Stockholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 2.15 or any other provision of the corporation’s bylaws, certificate of incorporation, corporate governance guidelines or other applicable regulation at any time before the applicable annual meeting of stockholders, will not be eligible for election at such annual meeting of stockholders and may not be replaced by the Eligible Stockholder that nominated such Stockholder Nominee.

(L) Exceptions. The corporation shall not be required to include, pursuant to this Section 2.15, any Stockholder Nominee in its proxy materials for any meeting of stockholders (i) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Stockholder Nominee(s) or a nominee of the board of directors; (ii) who is not independent under the Applicable Independence Standards, as determined by the board of directors; (iii) whose nomination or election as a member of the board of directors would cause the corporation to be in violation of the corporation’s bylaws, its certificate of incorporation, the listing standards of the principal exchange upon which the corporation’s shares of common stock are traded, or any applicable law, rule or regulation; (iv) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914; (v) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; (vi) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; (vii) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the board of directors; (viii) if the Eligible Stockholder or applicable Stockholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Stockholder or Stockholder Nominee or fails to comply with its obligations pursuant to this Section 2.15; or (ix) if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not Owning the Required Shares through the date of the applicable annual meeting of stockholders.

(M) Disqualifications. Notwithstanding anything to the contrary set forth herein, the board of directors or the person presiding at the meeting shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if (i) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations, agreements or representations under this Section 2.15, as determined by the board of directors or the person presiding at the annual meeting of stockholders, or (ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the annual meeting of stockholders to present any nomination pursuant to this Section 2.15.

(N) Filing Obligation. The Eligible Stockholder (including any person who Owns shares of common stock of the corporation that constitute part of the Eligible Stockholder’s Ownership for purposes of satisfying Section 2.15(E) hereof) shall file with the SEC any solicitation or other communication with the corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.

ARTICLE III

DIRECTORS

3.1 Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors, except as otherwise provided in the General Corporation Law of Delaware or in the certificate of incorporation.

3.2 Number of Directors. The board of directors shall consist of not less than eight (8) nor more than fourteen (14) members, with the exact number thereof to be determined from time to time by resolution of the board of directors.

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors. Except as provided in Article Seventh of the certificate of incorporation or Section 3.4 of these bylaws, directors shall be elected at each annual meeting of stockholders. Each director of the corporation shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting of the stockholders held for the election of directors at which a quorum is present; provided, however, that at any meeting of the stockholders for which the secretary of the corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for notice of such meeting, the directors shall be elected by the vote of a plurality of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors. Directors elected pursuant to Article Seventh of the certificate of incorporation shall be elected in the manner set forth therein. For purposes of this Section 3.3, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. The Corporate Governance and Nominating Committee of the board of directors shall establish procedures, and may amend the same from time to time, under which any director who is not elected shall offer to tender their resignation to the board of directors. The Corporate Governance and Nominating Committee shall make a recommendation to the board of directors on whether to accept or reject the offer of resignation, or whether other action should be taken. The board of directors shall act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the underlying rationale within ninety (90) days from the date of the certification of the election results. In making their respective decisions, the Corporate Governance and Nominating Committee and the board of directors shall consider all factors they deem relevant. The director who tenders their offer of resignation shall not participate in the vote in either the Corporate Governance and Nominating Committee’s recommendation or the board of directors’ decision. Directors need not be stockholders. Each director, including a director elected to fill a vacancy, shall hold office until their successor is elected and qualified or until their earlier resignation or removal.

Elections of directors need not be by written ballot.

3.4 Resignation and Vacancies. Any director may resign at any time upon written notice or electronic transmission given to the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. When one (1) or more directors so resign and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Whenever the holders of any class or classes of stock or series thereof are entitled to elect one (1) or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the General Corporation Law of Delaware as far as applicable.

The stockholders may elect a director at any time to fill any vacancy not filled by the directors.

If a vacancy is the result of action taken by the stockholders under Section 3.13 of these bylaws, then the vacancy shall be filled by the holders of a majority of the voting power of the stock issued and outstanding and then entitled to vote at an election of directors.

3.5 Place of Meetings; Meetings by Telephone. The board of directors and any committee of directors of the corporation may hold meetings, both regular and special, either within or outside the State of Delaware. Members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone, videoconference, or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.

3.7 Special Meetings; Notice. Special meetings of the board of directors or any committee of directors for any purpose or purposes may be called at any time by the chair of the board, the president, any vice president, the secretary, or any two (2) directors; provided that the person(s) authorized to call a special meeting of the board of directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be delivered personally or by telephone (including a voice messaging system, or other system or technology designed to record and communicate messages) to each director or sent by electronic transmission, first-class mail or telegram, charges prepaid, addressed to each director at that director’s address (including address for purposes of receipt of electronic transmissions) as it is shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by electronic transmission, telephone or telegram, it shall be delivered personally or by electronic transmission or telephone or to the telegraph company at least twenty-four (24) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation. For purposes of these bylaws, “electronic transmission” shall have the meaning assigned by the General Corporation Law of Delaware and shall include, without limitation, electronic mail and facsimile transmission.

3.8 Quorum. At all meetings of the board of directors or any committee of directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors or any committee of directors, except as may be otherwise specifically provided by the General Corporation Law of Delaware or by the certificate of incorporation. If a quorum is not present at any meeting of the board of directors or any committee of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than the announcement at the meeting, until a quorum is present.

3.9 Waiver of Notice. Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

3.10 Board Action by Written Consent Without a Meeting. Any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission. A consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law of Delaware. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.10 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the board of directors, or committee thereof, in the same paper or electronic form as the minutes are maintained.

3.11 Fees and Compensation of Directors. The board of directors shall have the authority to fix the compensation of directors.

3.12 Approval of Loans to Officers. Unless otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligations of, or otherwise assist any officer or other employee of the corporation or any of its subsidiaries, including any officer or employee who is a director of the corporation or any of its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance, or an employee benefit or employee financial assistance plan adopted by the board of directors or any committee thereof authorizing any such loan, guaranty or assistance, may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such a manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

3.13 Removal of Directors. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the voting power of the stock issued and outstanding and then entitled to vote at an election of directors.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

3.14 Chair of the Board of Directors. The corporation may also have, at the discretion of the board of directors, a chair of the board of directors who may be considered an officer of the corporation.

ARTICLE IV

COMMITTEES

4.1 Committees of Directors. To the fullest extent provided by law, the board of directors may, by resolution passed by a majority of the whole board, designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation. The board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Except as expressly limited by the General Corporation Law of Delaware, any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. The board of directors may appoint a chair of any committee, who shall preside at meetings of such committee. The board of directors may remove at any time any member or any alternate member of any committee and may fill any vacancy, however created.

4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

4.3 Meetings and Action of Committees. Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum), Section 3.9 (waiver of notice), and Section 3.10 (action without a meeting), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time and place of regular meetings of committees and subcommittees may be determined either by resolution of the board of directors or by resolution of the committee or subcommittee, that special meetings of committees may also be called by resolution of the board of directors or the committee or subcommittee and that notice of special meetings of committees and subcommittees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee or subcommittee. The board of directors or a committee or subcommittee may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

4.4 Subcommittees. Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V

EMERGENCY BYLAWS

5.1 Emergency Bylaws. The board of directors may adopt emergency bylaws as provided in Section 110 of the General Corporation Law of Delaware.

ARTICLE VI

OFFICERS

6.1 Officers. The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the board of directors, a chair of the board of directors, a chief financial officer (who may be a vice president or treasurer of the corporation), one (1) or more senior vice presidents, and one (1) or more other officers. One (1) or more officers may be appointed in accordance with the provisions of Section 6.3 of these bylaws. Any number of offices may be held by the same person.

6.2 Election of Officers. The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 6.3 or 6.5 of these bylaws, shall be elected by the board of directors.

6.3 Appointed Officers. The president of the corporation, or such other officer as the board of directors shall select, may appoint, or the board of directors may appoint, such officers and agents of the corporation as, in his or their judgment, are necessary to conduct the business of the corporation. Each such officer shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof, or the president or any other officer who has been conferred such power of determination may from time to time determine.

6.4 Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by the board of directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by the president or such other officer upon whom such power of removal may be conferred.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

6.5 Vacancies in Offices. Any vacancy occurring in any office of the corporation shall be filled by the board of directors, except for vacancies in the offices of subordinate officers which may be filled pursuant to Section 6.3 hereof.

6.6 Chair of the Board. The chair of the board, if such an officer be elected, shall, if present, preside at meetings of the board of directors and the stockholders and exercise and perform such other powers and duties as may be from time to time assigned by the board of directors or prescribed by the bylaws.

6.7 President. Subject to such supervisory powers, if any, as may be given by the board of directors to the chair of the board, the president shall, subject to the control of the board of directors, have general supervision, direction, and control of the business and the officers of the corporation. In the absence or nonexistence of a chair of the board, the president shall preside at all meetings of the stockholders and at all meetings of the board of directors. The president shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.

6.8 Senior Vice Presidents and Vice Presidents. In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors, these bylaws, the president, or the chair of the board.

6.9 Secretary. The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors or any committee of directors required to be given by law or by these bylaws. The secretary shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by these bylaws. In the event of the absence, inability or refusal to act of the secretary, any assistant secretary shall perform the duties and exercise the powers of the secretary.

6.10 Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

The chief financial officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the board of directors. He shall disburse the funds of the corporation as may be ordered by the board of directors, shall render to the president and directors, whenever they request it, an account of all his transactions as chief financial officer and of the financial condition of the corporation and shall have other powers and perform such other duties as may be prescribed by the board of directors or the bylaws.

6.11 Representation of Shares and Securities of Other Entities. The chair of the board, the president, any vice president, the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares or other securities of, or interests in, or issued by, any other entity or entities, and all rights incident to any management authority conferred on this corporation in accordance with the governing documents of any entity or entities, standing in the name of this corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

6.12 Authority and Duties of Officers. In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation and, to the extent not so provided, as generally pertain to each such office, subject to the control of the board of directors.

ARTICLE VII

RECORDS AND REPORTS

7.1 Maintenance and Inspection of Records. The corporation shall, either at its principal executive offices or at such place or places as designated by the board of directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books, and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business.

7.2 Inspection by Directors. Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

ARTICLE VIII

GENERAL MATTERS

8.1 Execution of Corporate Contracts and Instruments. The board of directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, or employee or employees, to enter into any contract or execute any document or instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, agent or employee, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount. Whenever the General Corporation Law of Delaware or the certificate of incorporation or these bylaws require or permit a signature, the signature may be a manual, facsimile, conformed or electronic signature (as defined in the General Corporation Law of Delaware).

8.2 Stock Certificates; Partly Paid Shares. The shares of a corporation shall be represented by certificates, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the corporation by any two officers, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile or electronic signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.3 Special Designation on Certificates. If the corporation is authorized to issue more than one (1) class of stock or more than one (1) series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 8.3 or Sections 151, 156, 202(a), 218(a) or 364 of the General Corporation Law of Delaware or with respect to this Section 8.3 a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

8.4 Lost Certificates. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertified shares.

8.5 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of Delaware shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person. All references in these bylaws to the certificate of incorporation shall be deemed to refer to the certificate of incorporation of the corporation, as amended and in effect from time to time. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision of these bylaws. Any reference in these bylaws to a section of the General Corporation Law of Delaware shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

8.6 Dividends. The board of directors of the corporation, subject to any restrictions contained in the General Corporation Law of Delaware or the certificate of incorporation, may declare and pay dividends upon the shares of the corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The board of directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

8.7 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

8.8 Seal. The board of directors may adopt a corporate seal, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

8.9 Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

8.10 Time Periods. In applying any provision of these bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the date of the event shall be included.

8.11 Forum. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation against directors or officers of the corporation alleging breaches of fiduciary duty or other wrongdoing by such directors or officers, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law of Delaware or the certificate of incorporation or these bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of the certificate of incorporation or these bylaws, or (v) any action asserting a claim against the corporation governed by the internal affairs doctrine.

ARTICLE IX

AMENDMENTS

9.1 Amendments. The bylaws of the corporation may be altered, amended or repealed or new bylaws may be adopted by either (i) the board of directors, (ii) the stockholders upon the affirmative vote of the holders of not less than a majority of the voting power of the stock issued and outstanding, present in person or represented by proxy and entitled to vote thereon at the meeting at which such action is taken or (iii) in accordance with the procedures set forth in Article Seventh of the certificate of incorporation.

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